SECOND AMENDED AND RESTATED
AGREEMENT TO SERVE AS MEMBER OF THE BOARD OF DIRECTORS

This Second Amended and Restated Agreement to Serve as Member of the Board of Directors (the “Agreement”) is entered into by and between PREMIER POWER RENEWABLE ENERGY, INC. (hereinafter referred to as PPRE) and Robert (“Bob”) Medearis (hereinafter referred to as MEDEARIS) and replaces in its entirety the Amended and Restated Agreement to Serve as Member of the Board of Directors dated December 19, 2008 (the “First Amendment”) and previously executed by the parties to this Agreement.  This Agreement is dated as of March 25, 2010.

WHEREAS, PPRE is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, MEDEARIS was elected to serve on PPRE’s Board of Directors (hereinafter referred to as BOARD) on December 8, 2008; and

WHEREAS, the parties now desire to enter into this Agreement to memorialize the parties’ understandings and agreements regarding amendments to the First Amendment in connection with MEDEARIS’ service on the BOARD.

NOW IN CONSIDERATION FOR THE MUTUAL PROMISES, COVENANTS, AND CONDITIONS CONTAINED HEREIN, IT IS AGREED AS FOLLOWS:

1. Should MEDEARIS be elected by the required vote of PPRE shareholders or by the BOARD to serve on the BOARD, MEDEARIS hereby agrees to accept his membership on the BOARD and to dutifully serve.  MEDEARIS agrees to continue to accept his election of said member of the BOARD and to so serve for a period of no less through October 15, 2011, subject to re-election by the required vote of PPRE shareholders at PPRE’s annual meeting of shareholders.

2. MEDEARIS shall be required to attend at least Two (2) “In Person” BOARD Meetings, and two (2) additional Telephonic BOARD Meetings per year.

3. PPRE shall pay to MEDEARIS as and for his compensation to serve as a member of its BOARD the following:

a. Two Thousand Five Hundred Dollars ($2,500.00) per BOARD Meeting attended In Person or Telephonically, plus travel expenses to and back from a BOARD Meeting attended In Person.  Such Travel shall include a Coach Air Line Ticket, and “On Ground” transportation, to and from the respective Airports and BOARD Meeting Rooms.  A BOARD Meeting attended Telephonically for which compensation under this Paragraph 3(a) is due shall be a meeting considered, at PPRE’s sole discretion, to be of substantive significance and not incidental to MEDEARIS’ role on the BOARD.

b. The right to receive Fifty Thousand (50,000) of Common Class “A” Voting Stock.  Said  Stock shall vest to MEDEARIS as follows:

i)   Upon the completion of first full year of service on the BOARD, 33% of the total shares due  to MEDEARIS shall vest,
ii)  Upon the completion of the second full year of service on the BOARD 33% of the total shares due  to MEDEARIS shall vest,
iii) The remaining shares shall vest to MEDEARIS after the completion of third full year of service.

c. One Thousand Dollars ($1,000) per month of service on the BOARD, commencing with the date of this Agreement.

For purposes of this Provision, MEDEARIS shall be required to use reasonable best efforts to serve at each of the Board Meetings described in Paragraph 2 above, in order for said shares to vest.

However notwithstanding the foregoing, should the shareholders, for any reason, other than for cause, fail or refuse to nominate and elect MEDEARIS, after his first full year of service as a member of the BOARD, then so long as MEDEARIS remains ready, willing and able to so serve, he shall be deemed to have so satisfied the provisions of attendance and dutiful service so as to obtain the herein described shares.

The shareholders failure of refusal to nominate and elect MEDEARIS shall be considered “for cause” if any of the following events are discovered and or occur:

x. MEDEARIS either fails to attend the minimum number of board meetings, or fails to act in a responsible and professional manner at each such subject BOARD Meeting, and/or
y. MEDEARIS commits a felony or some other act against public and/or moral decency which would cast a negative publicity light   or stigma on the PPRE, and/or
z. MEDEARIS breaches the fiduciary obligation that he owes to PPRE by virtue of the fact that his is an elected member of the BOARD by disclosing any Corporate proprietary information to any third party, and/or conducts any deal and/or transaction that in any way conflicts and or competes with the business of PPRE.

4.           In addition to the compensation provided above, PPRE shall maintain, at its own costs and expense, Directors Errors and Omission Insurance in an amount no less than Five Million Dollars ($5,000,000), specifically including MEDEARIS and the other BOARD Members as insured.  Should the subject insurance coverage not be sufficient to cover any losses occasioned by actions of the BOARD, then PPRE agrees to indemnify and hold MEDEARIS harmless from and against any loss, damages, costs, expenses, liabilities, and or causes of action, which may arise as a result of his dutiful and responsible performance of his duties as a member of the BOARD.

5.           MISCELLANEOUS PROVISIONS:

a. The parties hereto agree to execute any and all documents necessary to effectuate the intent of this Agreement.  Furthermore, the parties hereto agree to comply with all statutory requirements with respects to the transfer of the shares.

b. This Agreement shall be the full and final Agreement between the parties and shall constitute the full and final Agreement between the parties with respect to the subject matter of this Agreement.  This Agreement shall supersede any prior or contemporaneous Agreement, oral or written, between the parties.

c. If any provision of this Agreement shall be found to be invalid or unenforceable in any respect, the remainder of the Agreement shall remain in full force and effect.  The Agreement shall be interpreted to provide a full and reasonable commercial interpretation.

d. Any and all modifications to this Agreement must be undertaken in writing and signed by all parties.

e. This Agreement shall be interpreted according to the laws of the State of California.  If any suit or litigation is instituted it shall be brought in Sacramento, California.  The prevailing party in any such litigation shall be entitled to their reasonable attorney’s fees and costs.

f. All parties warrant that they possess the full authority and capacity to enter into this Agreement and bind their respective associates.

g. This Agreement may not be assigned by MEDEARIS and services contracted for herein are specific to MEDEARIS and may not be delegated and or assigned to any other person other than MEDEARIS except as detailed herein.

PREMIER POWER RENEWABLE	ROBERT MEDEARIS
ENERGY, INC.

/s/ Dean Marks	/s/ Robert Medearis
By: Dean Marks
Its: Chief Executive Officer